Filed Under Rule 424(b)(3), Registration Statement No. 333-109310
Pricing Supplement Number 130 Dated 10/29/2007
(To: Prospectus Dated October 17, 2003 and Prospectus Supplement Dated: November 09, 2004)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
63743FHC3	[ ]	100.000%	0.300%	[ ]	FIXED	4.500%	SEMI-ANNUAL	05/15/2009	05/15/2008	$23.38	YES	Senior Unsecured Notes	A2	A	A
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
63743FHD1	[ ]	100.000%	1.100%	[ ]	FIXED	5.125%	SEMI-ANNUAL	11/15/2013	05/15/2008	$26.62	YES	Senior Unsecured Notes	A2	A	A
Redemption Information: Non-Callable.

National Rural Utilities Cooperative Finance Corp	Offering Dates: October 29, 2007 through November 05, 2007
Trade Date: Monday, November 05, 2007 @12:00 PM ET
Settle Date: Thursday, November 08, 2007
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Banc of America Securities LLC, INCAPITAL, LLC , A.G. Edwards, Charles Schwab & Co., Inc., Comerica Securities, Edward D. Jones & Co., L.P., J.J.B. Hilliard, W.L. Lyons, Inc., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

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National Rural Utilities Cooperative Finance Corporation $500,000,000.00 CFC InterNotes Prospectus Dated 17-Oct-03 and Prospectus Supplement Dated: 09-Nov-04